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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                      PURSUANT TO SECTION 12(B) OR 12(G) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                       Pioneer-Standard Electronics, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)

                     Ohio                                    34-0907152
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    (State of Incorporation or Organization)               (I.R.S. Employer
                                                           Identification no.)

    4800 East 131st Street, Cleveland, Ohio                      44105
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    (Address of Principal Executive Offices)                   (Zip Code)

If this form relates to the               If this form relates to the
registration of a class of securities     registration of a class of securities
pursuant to Section 12(b) of Exchange     pursuant to Section 12(g) of the
Act and is effective pursuant to          Exchange Act and is effective pursuant
General Instruction A.(c), please         to General Instruction A.(d), please
check the following box. [ ]              check the following box. [X]


Securities Act registration statement file number to which this form relates:____________________
            (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

   Title of Each Class                      Name of Each Exchange on Which
   to be so Registered                      Each Class is to be Registered
   -------------------                      ------------------------------

         None


Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Share Purchase Rights
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                                (Title of Class)


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                                (Title of Class)



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ITEM 1.         Description of Registrant's Securities to be Registered
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         On April 27, 1999, the Directors of Pioneer-Standard Electronics, Inc.
(the "Company") declared a dividend distribution of one Right for each outstanding common share, without par value (the "Common Shares"), of the Company. The distribution is payable on May 10, 1999 to the shareholders of record on May 10, 1999. Each Right entitles the registered holder to purchase from the Company one-tenth of one Common Share at a price of $4.00 per one-tenth Common Share or $40.00 per whole Common Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of April 27, 1999 (the "Rights Agreement") between the Company and National City Bank, as Rights Agent (the "Rights Agent").

         Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the Common Shares then outstanding or (ii) 10 days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer for 20% or more of the Common Shares then outstanding (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to the Common Shares outstanding as of May 10, 1999, by the then outstanding certificate for such Common Shares and, with respect to Common Shares thereafter issued (prior to the Expiration Date) by the certificates for such Common Shares.

         The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after May 10, 1999 upon a transfer or new issuance of the Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of May 10, 1999 or thereafter, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on May 10, 1999, unless earlier redeemed by the Company as described below.

         The Purchase Price payable, and the number of Common Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a dividend in the form of Common Shares on, or a subdivision, combination or reclassification of, the Common Shares, (ii) upon the grant to holders of the Common Shares of certain rights or warrants to subscribe for Common Shares or convertible securities at less than the current market price of the Common Shares, or (iii) upon the distribution to holders of the Common Shares of evidences of indebtedness, cash (excluding



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regular quarterly cash dividend) on Common Shares or assets (excluding dividends paid in Common Shares), or of subscription rights or warrants (other than those referred to above).

         At any time after the Distribution Date and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one Common Share per Right (subject to adjustment), or, at the Company's option, for cash, debt securities of the Company, other assets or any combination of the foregoing which the Directors have determined in good faith to be equal to the current market value of one Common Share.

         In the event that any person becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person after the date upon which the Acquiring Person became such (which will thereafter be void), will thereafter have the right to receive upon exercise thereof at the then current exercise price of the Right, that number of Common Shares having a market value of two times the exercise price of the Right. In the event that the Company is acquired by an Acquiring Person in a merger or other business combination transaction or 50% or more of its assets or earning power are sold to an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person after the date upon which the Acquiring Person became such (which will thereafter be void), shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock (or, under certain circumstances, an economically equivalent security or securities) of the surviving, resulting or acquiring person which at the time of such transaction would have a market value of two times the exercise price of the Right.

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading date prior to the date of exercise.

         At any time prior to such time as any person becomes an Acquiring Person, the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right, subject to adjustment (the "Redemption Price"). Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. The Company will give notice of such redemption to the holders of the then outstanding Rights by mailing such notice to all holders at their last addresses as they appear on the registry books of the Rights Agent.

         The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.


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         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

         As of May 10, 1999 there were 31,134,741 Common Shares outstanding. As of such date, the Company had a total of 2,851,211 Common Shares reserved for issuance upon exercise of outstanding stock options. The Company will reserve for issuance upon exercise of the Rights one-tenth of the aggregate number of Common Shares that are issued and reserved for issuance at any time.

         The form of Rights Agreement specifying the terms of the Rights, the form of Right Certificate (attached as Exhibit A to the form of Rights Agreement) and a Summary of Rights to Purchase Common Shares (attached as Exhibit B to the form of Rights Agreement) are attached hereto as exhibits and are incorporated herein by reference. The foregoing description of the Rights is qualified by reference to such exhibits.

ITEM 2.       Exhibits
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         1        Rights Agreement between Pioneer-Standard Electronics, Inc.
                  and National City Bank, dated as of April 27, 1999 which includes as Exhibit A the form of Right Certificate and as Exhibit B a Summary of Rights to Purchase Common Shares.

         2        Form of letter to shareholders, dated May 11, 1999.



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                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        PIONEER-STANDARD ELECTRONICS, INC.



                                        By  /s/ John V. Goodger
                                            -----------------------------------
                                            John V. Goodger
                                            Vice President and Treasurer


May 13, 1999





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                                  EXHIBIT INDEX

     Exhibit
     Number                          Description
     ------                          -----------

         1        Rights Agreement between Pioneer-Standard Electronics, Inc.
                  and National City Bank, dated as of April 27, 1999 which includes as Exhibit A the form of Right Certificate and as Exhibit B a Summary of Rights to Purchase Common Shares.

         2        Form of letter to shareholders, dated May 11, 1999.



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